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 FORM 3                                        OMB APPROVAL
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                                       OMB Number:       3235-0104
                                       Expires:  January 31, 2005
                                       Estimated average burden
                                       hours per response      0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Hicks               Michael              E.
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   (Last)             (First)            (Middle)

   1813 Crawford Drive
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                                    (Street)

   Mesquite             TX                  75149
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   (City)           (State)               (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   03/14/03

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3. IRS Identification Number of Reporting Person, if an entity
(Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Wilson Brothers USA, Inc. (WLBR)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ X ] Director
   [   ] 10% Owner
   [   ] Officer (give title Below)
   [   ] Other (Specify below)(1)


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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person
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Table I--Non-Derivative Securities Beneficially Owned -----------------
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------------ 1. Title of Security 2. Amount of Securities 3. Ownership
4. Nature of Indirect (Instr. 4) Beneficially Owned Form: Direct (D) Beneficial Ownership (Instr. 4) or Indirect (I) (Instr. 4) (Instr. 5) -
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---------------------------- ------------------------------------------
---------------------------------------------------------- Wilson
Brothers USA, Inc. Common Stock, $0.01 par value per share ("Common Stock") 82,500 (D)-----------------------------------------------------
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----- Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) (Print or Type
Responses)






FORM 3 (continued)

Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) ----------------------------
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------------------------------ 1. Title of Derivative 2. Date
Exercisable 3. Title and Amount 4. Conversion 5. Ownership Form 6. Nature of Security and Expiration Date of Securities or Exercise of Derivative Indirect (Instr. 4) Month/Day/Year Underlying Price of
Security: Direct Beneficial ----------------------- Derivative Derivative (D) or Indirect (I) Ownership Date Expiration Security Security (Instr. 5) (Instr. 5) Exercisable Date (Instr. 4) ------------ -------- Title Amount or Number of Shares -----------------------------
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----------------- -----------------------------------------------------
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                                  Michael E. Hicks

                           /s/ Frank J. Zanin, Jr.             03/19/03
                           ---------------------------------   --------
                            Name: Frank J. Zanin, Jr.            Date
                                  Attorney-in-Fact***
                                  **Signature of Reporting Person

*If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

***Attached.

Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

                          (Print or Type Responses)







                             POWER OF ATTORNEY

      Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Zanin, Jr., the undersigned's true and lawful attorney-in-fact to:

      (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Wilson
Brothers USA, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

       This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.



       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of March, 2003.


                                      /s/ Michael E. Hicks
                                 ________________________________
                                          Michael E. Hicks